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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2*)

                               Sodak Gaming, Inc.
                               ------------------

                          Common Stock, $.001 par value
                      -------------------------------------
                         (Title of Class of Securities)

                                   833777 10 5
                               -------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement . |_| (A fee is not required only if the filing person (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                  (Page 1 of 4)

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------------------------                           -----------------------------
CUSIP No. 833777 10 5                13G             Page   2      of      4
------------------------                           -----------------------------

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   1        Name of Reporting Person
            S.S. or I.R.S. Identification No. of Above Person
            Harrah's Operating Company, Inc.
            75-1941623
--------------------------------------------------------------------------------
   2        Check the Appropriate Box if a Member of a Group      (a)  |_|  N/A

                                                                  (b)  |_|  N/A

--------------------------------------------------------------------------------
   3        SEC Use Only



--------------------------------------------------------------------------------
   4        Citizenship or Place of Organization

            Delaware

--------------------------------------------------------------------------------

                                5      Sole Voting Power
       Number Of
                                       3,192,488
                          ------------------------------------------------------
        Shares                  6      Shared Voting Power
     Beneficially
       Owned By                        None
                          ------------------------------------------------------
         Each                   7      Sole Dispositive Power
       Reporting
        Person                         3,192,488
                          ------------------------------------------------------
         With                   8      Shared Dispositive Power

                                       None
--------------------------------------------------------------------------------

   9        Aggregate Amount Beneficially Owned by Each Reporting Person

            3,192,488 shares
--------------------------------------------------------------------------------
  10        Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares*


--------------------------------------------------------------------------------
  11        Percent of Class Represented By Amount in Row 9

            14%
--------------------------------------------------------------------------------
  12        Type of Reporting Person*

            CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                                                    Page 3 of 4


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  Schedule 13G
                    Under the Securities Exchange Act of 1934


Item 1(a) Name of Issuer

          Sodak Gaming, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices

          5301 South Highway 16
          Rapid City, South Dakota  57701

Item 2(a) Name of Person Filing

          Harrah's Operating Company, Inc., (successor by merger to Harrah's
          Club)

Item 2(b) Address of Principal Business Office or Residence

          1023 Cherry Road
          Memphis, TN  38117

Item 2(c) Citizenship

          Delaware Corporation

Item 2(d) Title of Class of Securities

          Common Stock, $.001 par value

Item 2(3) CUSIP Number

          833777 10 5

Item 3    Identification

          Not Applicable

Item 4    Ownership

      (a) Amount Beneficially Owned

          3,192,488 shares


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                                                                    Page 4 of 4

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

Item 4    Ownership (Continued)

      (b) Percent of Class

          14%

      (c) Number of shares as to which such person has

        (i)    sole power to vote or to direct the vote:    3,192,488
        (ii)   shared power to vote or to direct the vote: 0
        (iii)  sole power to dispose or to direct the disposition of:  3,192,488
        (iv)   shared power to dispose or to direct the disposition of:  0

Item 5   Ownership of Five Percent or Less of a Class

                                 Not Applicable

Item 6   Ownership of More than Five Percent on Behalf of Another Person

                                 Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                                 Not Applicable

Item 8    Identification and Classification of Members of the Group

                                 Not Applicable

Item 9    Notice of Dissolution of Group

                                 Not Applicable

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1997
       -----------------

/s/ E. O. Robinson, Jr.
------------------------
Signature

E. O. Robinson, Jr., Senior Vice President
------------------------------------------
Name/Title